UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South 5th Street, Richmond, Virginia 23219-0501

(Address of principal executive offices)

(804) 444-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2011, the Board of Directors (the “Board”) of MeadWestvaco Corporation (the “Company”) elected Alan D. Wilson as Director of the Company. Mr. Wilson was appointed to serve on the Board’s Compensation and Organization Development Committee and the Committee on Safety, Health and the Environment. Mr. Wilson is Chairman, President and Chief Executive Officer of McCormick & Company, Incorporated, a global leader in flavor and provider of spices, seasoning mixes, condiments, and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. He has served in a variety of executive management roles at McCormick since joining the company in 1993. Previously, Mr. Wilson worked for nine years at Procter & Gamble, where he held progressively responsible positions in product supply, procurement and manufacturing.

Mr. Wilson currently serves on the Board of Directors of the Grocery Manufacturer’s Association, the leading trade association for the food, beverage and consumer packaged goods industry. He also serves on the Board of Directors of the Greater Baltimore Committee and the Healthy Weight Commitment Foundation, and on the Maryland Economic Development Commission and the Business Roundtable for Education. He is President of the Alumni Board of the University of Tennessee, Knoxville and a member of the Board of Visitors of the University of Maryland, Baltimore County. Mr. Wilson is a graduate of the University of Tennessee in Knoxville, Tennessee.

Mr. Wilson will receive compensation consistent with the terms of the Company’s Compensation Plan for Non-Employee Directors. Such compensation includes a pro-rata amount of: (1) an annual cash retainer, and (2) an annual grant of stock units which is distributed in the form of the Company’s common stock upon termination of a director’s board membership.

Item 9.01.	Financial Statements and Exhibits

A copy of the Company’s press release announcing the election of Mr. Wilson to the Board is attached as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

	By:	/s/ John J. Carrara
Date: June 29, 2011		John J. Carrara
Assistant Secretary